Exhibit 99.1
PRESS RELEASE

Columbia Equity Trust, Inc.	1750 H Street, NW
Suite 500
Washington, D.C. 20006

Tel: (202) 303 – 3080

Columbia Equity Trust, Inc. Announces Second Quarter 2006 Results
Washington, D.C., August 14, 2006 — Columbia Equity Trust, Inc. (NYSE:COE), a real estate investment trust (“REIT”) which focuses on the acquisition, development and ownership of commercial office properties predominantly in the Greater Washington, D.C. area, announced today its results of operations for the second quarter ended June 30, 2006.
The financial results presented in this press release reflect the operating results of Columbia’s predecessor (the “Predecessor”) prior to the completion of the Company’s Initial Public Offering (“IPO”) in July of 2005 and the operating results of the Company for the three and six months ended June 30, 2006.
Management does not believe that the Predecessor’s historical financial results are indicative of the Company’s expected future operating performance, since year-to-year financial comparisons with the predecessor company are not meaningful given the Predecessor’s limited scope of operations.
In addition to the information included in this earnings release, Columbia will also provide supplemental operating and financial data for the second quarter of 2006. This supplemental data will be available under Quarterly Supplementals in the Investor Relations section of the Company’s website (www.ColumbiaREIT.com).
Second Quarter Highlights
Results for the quarter ended June 30, 2006 included the following:
•	Quarterly Funds from Operations (“FFO”) totaled $3.8 million or $0.25 per diluted share. For the six months ended June 30, 2006, FFO was $7.6 million or $0.50 per diluted share.

•	Quarterly Adjusted Funds from Operations (“AFFO”) totaled $2.4 million. For the six months ended June 30, 2006, AFFO was $4.9 million. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO and AFFO is included at the end of this release.

•	The net loss for the quarter was $1.1 million or $(0.08) per diluted share. The net loss for the six months ended June 30, 2006 was $2.1 million or $(0.15) per share.

•	Declared a dividend of $0.15 per share for the quarter which was paid on July 28, 2006.

•	Completed the acquisition of 1741 Business Center Drive for a purchase price of approximately $11.5 million at an expected first-year net operating income-to-purchase price return (cash basis) of approximately 7.6%, after incorporating the cost to defease the existing financing.

•	Entered into a purchase contract to acquire 101 Orchard Ridge Drive for $27.4 million. Subsequent to the completion of due diligence, the contract price was renegotiated to $26.7 million. The acquisition is projected to close in the next 30 days pending the completion of the loan assumption.

•	Remained under contract to acquire Georgetown Plaza. During the quarter, the contract price was reduced from $23.5 million to $23.0 million based on diligence findings. In addition, the renegotiation of the terms of the underlying ground lease was completed, including an extension of the ground lease maturity date from 2058 to 2105. Lastly, the decision was made to acquire the property in an equity joint venture with an institutional partner in which the company will own a 40% interest. The closing of the acquisition and the joint venture is projected to occur in the next 30 days pending the completion of the loan assumption and certain other closing conditions.

•	Entered into a 99 year ground lease for the purpose of developing and owning a class “A” commercial office building which will include approximately 110,000 square feet of rentable area together with an underground parking facility located in Alexandria, Virginia. On a preliminary basis, the project cost is estimated at approximately $30.0 million to $35.0 million.

•	Subsequent to the end of the quarter, we entered into a purchase contract to acquire Stafford Commerce Center, a portfolio of four multi-tenant office buildings, for a combined purchase price of $30.2 million

•	Executed fourteen leases totaling approximately 23,500 square feet during the quarter at a weighted average rental rate of $32.51 per square foot. Leases covering approximately 23,800 square feet of space expired throughout our portfolio during the quarter of which we renewed approximately 14,200 square feet resulting in a retention rate of 60%.

•	Overall portfolio occupancy for in-service properties at June 30, 2006 was 91% compared to 95% at the end of the first quarter of 2006. Occupancy declined as a result of transitioning our Victory Point property into service. Victory Point, which we acquired in 2005 100% vacant, is currently 17% leased.

Management Comments
Oliver T. Carr, III, Chairman and CEO of Columbia Equity Trust, stated, “During the Second Quarter of 2006, we continued to execute on our plan of building value for our shareholders through the targeted acquisition of well-leased, income oriented properties that will drive our near-term earnings growth, combined with investments in value added properties and new development. We believe that this blend of income and growth investing, supported by sound underwriting fundamentals, will create value for our shareholders over the long term.
In our first four quarters as a public company, we successfully acquired $135 million of office properties at an expected average capitalization rate in excess of 7% on a cash basis. Looking forward, we have an additional $115 million of acquisition and development properties under agreement, including our proposed $35 million development project in Alexandria, Virginia. We are very pleased with this level of activity in the competitive Washington investment market. It speaks to the strength of our relationships in this market and the ability of our team to uncover private investment opportunities. Approximately 65% of the properties we have acquired since our IPO have been purchased outside of a normal marketing process.
The Washington economy remains strong as evidenced by the creation of 77,000 new jobs over the twelve months ended June 30, 2006. Continued job growth is fueling the demand for office space in the region, which absorbed approximately four million square feet of space through the first half of the year. Office vacancy rates remain below 10% market wide and asking rents across the market increased by approximately 3% over the first half of 2006. While net absorption of space remains positive, certain sub-markets, especially in Northern Virginia, have experienced a slowing pace of leasing as tenants take longer to negotiate and execute leasing decisions. It is too early to tell if this slowdown in leasing activity is a trend or is more of a seasonal attribute; however it bears watching. The pace of new development remains active, with approximately 16 million square feet in production that is scheduled to deliver over the next two years, of which just under 40% is pre-leased market wide. Several new projects commenced development in Northern Virginia, specifically in the Dulles Corner and Westfields submarkets, and we believe that these new deliveries will lead to an increase in vacancy rates in these submarkets unless the pace of leasing activity improves.
I remain confident that our business strategy of investing tactically in the market, utilizing our local relationships, combined with the underlying strength of the Washington office market should build value for our shareholders over the long term.”
Portfolio Overview
At the end of the second quarter 2006, we owned or maintained interests in a portfolio of 19 commercial office properties containing an aggregate of approximately 2.7 million net rentable square feet and two properties under development that, upon completion, will comprise approximately 225,000 net rentable square feet.

Overall portfolio occupancy for in-service properties at June 30, 2006 was 91% compared to 95% at the end of the first quarter of 2006. Occupancy declined as a result of transitioning our Victory Point property, which we acquired in 2005 100% vacant, into service. Victory Point is currently 17% leased. After giving effect to our pro rata share of rental revenues in our joint venture properties, no one tenant accounted for more than 6.9% of our annualized base rental revenue as of June 30, 2006.
Acquisitions/Development:
During the second quarter of 2006, Columbia acquired one property for a total purchase price of $11.5 million (before transaction costs) and was under contract to acquire two additional office buildings for approximately $49.7 million. In addition, Columbia entered into a 99 year ground lease for the purpose of developing a 110,000 square foot office building at a projected cost of approximately $30.0 million to $35.0 million. Subsequent to the end of the quarter, Columbia contracted to purchase an additional property for approximately $30.2 million.
•	1741 Business Center Drive, an approximately 41,300 square foot, Class B office building located in Reston, Virginia, was acquired for approximately $11.5 million at an expected first-year net operating income-to-purchase price return (cash basis) of approximately 7.6%, after incorporating the cost to defease the existing financing into the purchase price. The property, built in 2000, was 100% leased to a subsidiary of Chubb Insurance through 2015 and includes excess land that will support approximately 60,000 square feet of additional development. The transaction was initially funded with borrowings under our credit facility. Subsequent to the closing of the acquisition, we completed an $8.1 million, five-year debt financing that matures in August 2011 and is secured by a mortgage deed of trust on the property. The financing requires monthly payments of interest-only at a fixed rate interest rate of 6.11%. The property was acquired in an off-market transaction.

•	101 Orchard Ridge Drive, an approximately 102,400 square foot, Class A suburban office building located in Gaithersburg, Maryland was placed under contract for a purchase price of approximately $27.4 million. Subsequent to completion of due diligence, the contract price was renegotiated to $26.7 million. We expect to fund the transaction with proceeds from our credit facility. Concurrent with the acquisition, we will assume a $15.5 million mortgage loan which bears interest at 6.06% and matures in May 2014. The purchase of 101 Orchard Ridge is subject to customary closing conditions, including the assumption of the existing mortgage. The acquisition is projected to close in the next 30 days at an expected first-year net operating income-to-purchase price return (cash basis) of approximately 7.5%. The multi-tenant building is currently 100% leased and is being acquired in an off-market transaction.

•	Georgetown Plaza, an approximately 151,000 square foot, Class B office building located in the Georgetown submarket of Washington, D.C., remained under contract for purchase. During the quarter the contract price was reduced from $23.5 million to $23 million as a result of diligence findings. In addition, the renegotiation of the terms of the underlying ground was completed, including an extension of the maturity date from 2058 to 2105. Lastly, the decision was made to acquire the property in an equity joint venture with an institutional partner in which the company will own a 40% interest. Under the proposed terms of the joint venture, we will receive fee income from providing asset management and leasing services and will receive a performance based promote dependent on the success of the investment. The joint venture intends to assume an approximately $16.1 million mortgage loan which bears interest at 5.78% and matures in June 2013. The closing of the acquisition and the joint venture is projected to occur in the next 30 days pending the completion of the loan assumption and certain other closing conditions at an expected first-year net operating income-to-purchase price return (cash basis) of approximately 5.5%. The property is approximately 67% leased at this time.

•	Subsequent to the end of the quarter, we contracted to purchase Stafford Commerce Center (“Stafford”), a four building portfolio of office buildings totaling approximately 149,200 square feet. The Stafford portfolio is being acquired subject to existing mortgage loans on each of the Stafford properties with a combined principal balance outstanding of approximately $17.2 million. As part of the acquisition of the Stafford portfolio, we will also receive options to acquire three additional office properties which are currently in various stages of development and are projected to comprise approximately 110,000 square feet upon completion.

Stafford Commerce Center is approximately 98% leased and the majority of its tenants are defense contractors serving clients located at the Marine Corps Base in Quantico, Virginia, which is located less than one mile from the Stafford properties. The sale and closing of any one of the four properties is conditioned upon acquiring all four properties and is subject to the usual and customary closing conditions, including satisfactory completion by us of a due diligence review during the inspection period and the assumption of the existing mortgage debt.

•	During the quarter, we entered into a 99 year ground lease for the purpose of developing and owning a class “A” commercial office building which we expect will include approximately 110,000 square feet of rentable area together with an underground parking facility located at 1707 Duke Street in Alexandria, Virginia. The term of the ground lease together with initial rent payments will commence upon our receipt of a building permit from the City of Alexandria which is anticipated in approximately 12 to 18 months and is conditioned upon receipt of all necessary zoning and planning approvals. Upon receipt of the requisite approvals, the construction period is estimated at an additional 12 to 14 months. The site includes approximately 0.84 acres of land and is located in a commercial corridor approximately two blocks from the King Street metro station and directly across Duke Street from the United States Patent and Trade Office. While preliminary, we anticipate that total development costs will be approximately $30.0 million to $35.0 million. We expect to fund the development costs with proceeds from our credit facility or with new construction financing. In addition, we are considering financing a portion of the project costs by creating an equity joint venture.

•	The development of Independence Center II, an approximately 115,000 square foot office building in the Westfields Corporate Office Park in Fairfax, Virginia continued during the second quarter. The total cost of the development is expected to be approximately $24.5 million. The unleveraged stabilized yield (cash basis) of the Independence Center II development is expected to be approximately 8.7% with completion of the base building scheduled in 30 to 60 days. Columbia maintains an 8.1% interest in the joint venture which owns the development. An affiliate of JP Morgan Investment Management is the primary investor in the venture.
Financial Structure
At June 30, 2006, Columbia’s debt-to-total market capitalization ratio was approximately 43%, based on the Company’s closing stock price of $15.36 on that date. Earnings before interest expense, taxes, depreciation and amortization, including our pro rata share of joint venture earnings before interest expense, taxes, depreciation and amortization, covered interest charges by a measure of approximately 2.5 times compared to 2.8 times for the prior period ended March 31, 2006.
Total debt outstanding, including our pro rata share of joint venture debt, was $173.6 million at June 30, 2006. Of that amount, $150.3 million (87% of total debt) was fixed rate with a weighted average interest rate of 5.31% and a weighted average maturity of 5.6 years. The remaining $23.3 million was floating-rate debt, of which $21.5 million represented borrowings on our revolving credit facility.
Forward Guidance
As announced on the Company’s Fourth Quarter earnings call in March 2006, we do not currently intend to provide quarterly guidance or update our 2006 guidance during subsequent quarters.
Funds from Operations, Adjusted Funds from Operations and Net Operating Income
Funds from operations is a widely recognized measure of REIT operating performance. FFO is a non-GAAP financial measure. As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back (deducted) from net income (loss) as part of reconciling net income (loss) to FFO. We present FFO because we believe it facilitates an understanding of the operating performance of our Company without giving effect to real estate depreciation and amortization, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition or that interpret the NAREIT definition differently than we do. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our operating performance, nor is it indicative of funds available for our cash needs, including cash distributions to stockholders.
A reconciliation of net income, the most directly comparable GAAP measure, to FFO is attached as a schedule to this press release. Certain prior quarter amounts have been reclassified to conform to the current quarter’s presentation.
Adjusted funds from operations is a non-GAAP financial measure. We present adjusted funds from operations, or AFFO, as a supplemental operating measure because, when compared year over year, it assesses our ability to fund dividend and distribution requirements from our operating activities. We calculate adjusted funds from operations, or AFFO, by adding to or subtracting from FFO (i) non real estate depreciation; (ii) amortization of deferred financing costs; (iii) non cash compensation; (iv) loss from early extinguishment of debt; (v) straight line rents; (vi) fair value of lease revenue amortization; (vii) expenditures for second generation tenant improvements and leasing commissions; and (viii) non-revenue enhancing and recurring capital expenditures. Other equity REITs may not calculate AFFO or may not calculate AFFO in a consistent manner. Accordingly, our AFFO may not be comparable to AFFO as reported by other equity REITs.
Adjusted FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.
Net operating income is defined as revenues (excluding interest income) of the property, minus property expenses such as real estate taxes, depreciation and amortization, repairs and maintenance, property management, utilities, insurance and other expenses.
Investor Conference Call and Webcast
Columbia Equity Trust, Inc. will hold a conference call on Monday, August 14, 2006, at 2:00 P.M. Eastern Time. Shareholders and interested parties may access the call by dialing 800-510-9661 (access code 44696251). A hyperlink to the live webcast of this call will be available in the Investor Relations section of the Company’s website at www.columbiareit.com. The webcast is also being distributed through the Thomson StreetEvents Network. Individual Investors can listen to the call at www.earnings.com. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.

A replay will be available after the call from 4:00 P.M. Eastern Time on August 14, 2006 through August 21, 2006 by dialing 888-286-8010 (access code 66775312). During this period, an on-demand webcast replay will also be available from a hyperlink in the Investor Relations section of the Company’s website.
About Columbia Equity Trust, Inc.
Columbia Equity Trust is a self-advised, self-managed Maryland corporation focused on the acquisition, development, renovation, repositioning, ownership, management and operation of commercial office properties located predominantly in the Greater Washington, D.C. area. For additional information please visit our web site at http://www.columbiareit.com.
Forward Looking Statements
Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, in particular, statements about the Company’s beliefs, expectations, plans and strategies that are not historical facts, and earnings per share, funds from operations, development activities, real estate depreciation and amortization for consolidated and unconsolidated entities, minority interests in the Company’s operating partnership, statements concerning completion of the acquisition of properties under contract and stockholder value. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of its business plan; availability of additional financing; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the office industry in particular. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For a further discussion of these and other factors that could impact the Company’s future results, performance, achievements or transactions, see the documents filed by the Company from time to time with the Securities and Exchange Commission, and in particular the section titled, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006. The forward-looking statements contained herein represent the Company’s judgment as of the date hereof and we caution readers not to place undue reliance on such statements. The Company does not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
The information provided in this press release is unaudited and there can be no assurance that the information will not vary from the financial information filed with the Securities Exchange Commission for the quarter ended June 30, 2006.
Contact
Columbia Equity Trust, Inc.
John Schissel
Chief Financial Officer
202-303-3080
Financial Tables Attached

COLUMBIA EQUITY TRUST, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Rental property
Land	$27,087,572	$19,300,819
Buildings	147,901,486	120,509,954
Tenant improvements	31,492,146	24,377,997
Furniture, fixtures and equipment	1,098,705	1,088,989

	207,579,909	165,277,759
Accumulated depreciation	(7,053,609)	(2,805,222)

Total rental property, net	200,526,300	162,472,537

Cash and cash equivalents	8,387,651	8,149,634
Restricted deposits	562,234	256,356
Accounts and other receivables, net of reserves for doubtful accounts of $35,093 and $39,401, respectively	861,240	1,039,510
Investments in unconsolidated real estate entities	40,694,318	42,308,003
Accrued straight-line rents	1,504,403	524,258
Deferred leasing costs, net	749,245	490,609
Deferred financing costs, net	1,107,525	955,129
Intangible assets
Above market leases, net	4,404,617	3,610,453
In-place leases, net	18,534,256	15,813,098
Tenant relationships, net	7,133,283	6,387,594
Prepaid expenses and other assets	959,103	1,323,308

Total assets	$285,424,175	$243,330,489

Liabilities and Stockholders’ Equity
Liabilities
Revolving loan payable	$21,450,000	$22,000,000
Mortgage notes payable	74,096,914	27,358,998
Accounts payable and accrued expenses	2,669,903	2,252,575
Security deposits	1,220,555	945,158
Dividends payable	2,079,500	1,940,867
Rent received in advance	1,361,215	758,265
Deferred credits — Below market leases, net	2,337,327	1,593,812
Other liabilities	95,179	—

Total liabilities	105,310,593	56,849,675

Commitments and contingencies

Minority interest	14,107,493	14,205,638

Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 shares authorized in 2006 and 2005, no shares issued or outstanding in either period	—	—
Common stock, $0.001 par value, 500,000,000 shares authorized and 13,863,334 shares issued and outstanding in 2006 and 2005	13,863	13,863
Additional paid-in capital	178,366,298	178,366,298
Cumulative dividends in excess of net income	(12,374,072)	(6,104,985)

Total stockholders’ equity	166,006,089	172,275,176

Total liabilities and stockholders’ equity	$285,424,175	$243,330,489

COLUMBIA EQUITY TRUST, INC.
AND COLUMBIA EQUITY TRUST, INC. PREDECESSOR
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

		Combined		Combined
	Consolidated	Columbia	Consolidated	Columbia
	Columbia Equity	Predecessor for the	Columbia Equity	Predecessor for the
	Trust, Inc. for the	Three Months	Trust, Inc. for the	Six Months
	Three Months Ended	Ended	Six Months Ended	Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Base rents	$6,510,618	$—	$12,704,599	$—
Recoveries from tenants	401,718	—	711,016	—
Fee income, primarily from related parties	263,973	815,997	668,321	1,438,356
Parking and other income	157,964	—	294,173	—

Total revenues	7,334,273	815,997	14,378,109	1,438,356

Operating expenses
Property operating	1,099,415	—	2,240,608	—
Utilities	597,659	—	1,129,844	—
Real estate taxes and insurance	620,465	—	1,277,302	—
General and administrative, including share-based compensation cost of $234,750, $0, $469,500 and $0, respectively	1,344,597	1,165,924	2,408,971	1,544,898
Depreciation and amortization	3,547,507	4,357	7,005,896	7,360

Total operating expenses	7,209,643	1,170,281	14,062,621	1,552,258

Operating income (loss)	124,630	(354,284)	315,488	(113,902)

Other income and expense
Interest income	72,418	14,546	115,753	19,878
Interest expense	(1,409,609)	(2,250)	(2,561,582)	(4,500)

Loss before income taxes, equity in net income (loss) of unconsolidated real estate entities and minority interest	(1,212,561)	(341,988)	(2,130,341)	(98,524)

Equity in net income (loss) of unconsolidated real estate entities	38,071	2,202,058	(97,900)	2,304,975
Minority interest	84,152	—	159,654	—

(Loss) income before income taxes	(1,090,338)	1,860,070	(2,068,587)	2,206,451

Provision for income taxes	8,000	197,823	41,500	231,884

Net (loss) income	$(1,098,338)	$1,662,247	$(2,110,087)	$1,974,567

Net loss per common share — Basic and diluted	$(0.08)		$(0.15)

Weighted average shares of common stock outstanding — Basic and diluted	13,863,334		13,863,334

Funds from Operations and Adjusted Funds from Operations

		For the	For the	For the
		Three Months	Three Months	Six Months
		Ended	Ended	Ended
		3/31/2006	6/30/2006	6/30/2006
	Funds From Operations
	Net income available to common shareholders	$(1,011,750)	$(1,098,338)	$(2,110,087)

Adjust for:	Real estate depreciation and amortization - consolidated entities	3,453,202	3,542,235	6,995,437
	Real estate depreciation and amortization - unconsolidated entities	1,423,675	1,431,860	2,855,535
	Minority interests in operating partnership	(75,501)	(84,152)	(159,654)

	Funds From Operations (FFO)	3,789,626	3,791,605	7,581,231

	Adjusted Funds From Operations
	Funds From Operations (FFO)	$3,789,626	$3,791,605	$7,581,231

Adjust for:	Non real estate depreciation	5,187	5,273	10,460
	Amortization of deferred financing costs	107,174	160,054	267,227
	Amortization of above/below market leases	(16,217)	(15,346)	(31,563)
	Non cash compensation	234,750	234,750	469,500
	Straight-line rental income	(645,592)	(617,047)	(1,262,639)
	Non-revenue enhancing/ recurring capital expenditures	(189,168)	(243,294)	(432,462)
	Second generation tenant improvements	(814,720)	(925,517)	(1,740,237)

	Adjusted Funds From Operations (AFFO)	2,471,039	2,390,478	4,861,517

	Distribution Metrics

	Dividends paid to common shareholders	$2,079,500	$2,079,500	4,159,000
	Dividends paid to operating partnership unit holders	203,996	203,996	407,992

	Total dividends paid	2,283,496	2,283,496	4,566,992

	Payout Ratios
	Dividends Paid (Shares and Units) / Funds from Operations (diluted)	60.3%	60.2%	60.2%
	Dividends Paid (Shares and Units) / Adjusted Funds from Operations (diluted)	92.4%	95.5%	93.9%
Certain prior quarters’ amounts have been reclassified to conform the current quarter’s presentation

Reconciliation of Earnings Per Share and Funds From Operations Per Share

	Three months	Three months	Six months
	ended	ended	ended
	3/31/2006	6/30/2006	6/30/2006
Earnings Per Share (EPS)

Net Income for Common Shareholders	$(1,011,750)	$(1,098,338)	$(2,110,087)
plus: distributions paid on vested LTIPS (if dilutive)	0	0	0

Net Income for Basic EPS	(1,011,750)	(1,098,338)	(2,110,087)

plus: dividends paid on nonvested LTIPs (if dilutive)	0	0	0

Net Income for Diluted EPS	(1,011,750)	(1,098,338)	(2,110,087)

Earnings Per Share (EPS)
Basic	(0.07)	(0.08)	(0.15)
Diluted	(0.07)	(0.08)	(0.15)

Funds From Operations Per Share (FFO)

Funds from Operations	$3,789,626	$3,791,605	$7,581,231
adjust: minority interests in operating partnership	(271,527)	(271,668)	(543,195)
plus: distributions paid on vested LTIPs	5,250	5,250	10,500

Funds from Operations for Basic FFO	3,523,349	3,525,187	7,048,536

adjust: minority interests in operating partnership	271,527	271,668	543,195
plus: distributions paid on nonvested LTIPs	38,250	38,250	38,250

Funds from Operations for Diluted FFO	3,833,126	3,835,105	7,629,981

Funds from Operations per Share
Basic	0.25	0.25	0.51
Diluted	0.25	0.25	0.50

Weighted Average Shares Outstanding — EPS

Weighted Average Shares for Earnings Per Share
Common Shares — weighted average	13,863,334	13,863,334	13,863,334
plus: vested LTIP Units (if dilutive)	0	0	0

Weighted Average Shares — Basic EPS	13,863,334	13,863,334	13,863,334

plus: non vested LTIP units (if dilutive)	0	0	0

Weighted Average Shares — Diluted EPS	13,863,334	13,863,334	13,863,334

Weighted Average Shares Outstanding — FFO

Weighted Average Shares for Funds From Operations
Common Shares — weighted average	13,863,334	13,863,334	13,863,334
plus: vested LTIP Units (if dilutive)	35,000	35,000	35,000

Weighted Average Shares — Basic FFO	13,898,334	13,898,334	13,898,334

plus: Operating Partnership Units — weighted average	1,069,973	1,069,973	1,069,973
plus: non vested LTIP units (if dilutive)	255,000	255,000	255,000

Weighted Average Shares — Diluted FFO	15,223,307	15,223,307	15,223,307

Certain prior quarters’ amounts have been reclassified to conform the current quarter’s presentation